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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Income Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                    Votes     Votes
         Matters                                     For     Withheld
         -------                                  ---------- ---------
         (1). Teresa M. Ressel................... 40,231,233 1,672,730
              Larry Soll......................... 40,056,808 1,847,155
              Philip A. Taylor................... 40,193,972 1,709,991
              Christopher L. Wilson.............. 40,250,145 1,653,818
         (2). David C. Arch......................      2,331         0